Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 27, 2025, except for Notes 4, 5, and 23, as to which the date is May 27, 2025, with respect to the consolidated financial statements of Galaxy Digital Holdings LP and subsidiaries, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP

New York, New York
May 27, 2025